                                                                     EXHIBIT 2.5

                                MERGER AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,

                          CPI ACQUISITION CORP., INC.,

                                RICHARD S. SMITH,
                                RICHARD W. PERRY,
                               PAMELA J. FURMANEK

                                       and

                           CORPORATE PRODUCTIONS, INC.




                                 August 11, 1998

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
ARTICLE 1 - The Merger....................................................................  1
1.1      The Merger.......................................................................  1
1.2      Effect of the Merger.............................................................  1
1.3      Consummation of the Merger.......................................................  2
1.4      Charter and Bylaws; Directors and Officers.......................................  2
1.5      Consideration for Merger; Conversion of Securities; Issuance of TBA Shares.......  2
1.6      Closing of CPI's Transfer Books..................................................  3
1.7      Mechanics of Exchange of CPI Common Stock Certificates...........................  4
1.8      Lost, Stolen or Destroyed Certificates...........................................  5
1.9      Further Action...................................................................  5

ARTICLE 2 - Representations and Warranties of TBA and Merger Sub..........................  5
2.1      Organization and Qualification...................................................  5
2.2      Authority Relative to this Agreement.............................................  5
2.3      TBA Stock and TBA SEC Documents..................................................  6
2.4      Liabilities of Merger Sub........................................................  6
2.5      Certain Corporate Matters........................................................  6
2.6      Broker's Fees....................................................................  7
2.7      Disclosure.......................................................................  7

ARTICLE 3 - Representations and Warranties of CPI.........................................  7
3.1      Organization, Qualification and Corporate Power..................................  7
3.2      Capitalization...................................................................  8
3.3      Authorization of Transaction.....................................................  8
3.4      Subsidiaries.....................................................................  9
3.5      Financial Statements.............................................................  9
3.6      Events Subsequent to Financial Statements........................................  9
3.7      Undisclosed Liabilities.......................................................... 11
3.8      Tax Returns and Audits........................................................... 11
3.9      Books and Records................................................................ 12
3.10     Real Property.................................................................... 13
3.11     Tangible Property................................................................ 13
3.12     Intellectual Property............................................................ 13
3.13     Contracts........................................................................ 15
3.14     Suppliers and Customers.......................................................... 16
3.15     Notes; Accounts Receivable....................................................... 16
3.16     Powers of Attorney............................................................... 16
3.17     Condition of Property............................................................ 16
3.18     Insurance........................................................................ 16
3.19     Litigation....................................................................... 17
3.20     Employees........................................................................ 17
3.21     Employee Benefit Plans........................................................... 17
3.22     Guarantees....................................................................... 18

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                         Page
                                                                                         ----
3.23     Legal Compliance................................................................. 18
3.24     Certain Business Relationships................................................... 19
3.25     Broker's Fees.................................................................... 19
3.26     Environment, Health and Safety................................................... 19
3.27     Disclosure....................................................................... 19

ARTICLE 4 - Representations and Warranties of the Shareholders............................ 19
4.1      Representations Regarding Shares of CPI.......................................... 19
4.2      Investment Representations....................................................... 20
4.3      Authorization.................................................................... 21

ARTICLE 5 - Conduct of Business Pending The Merger........................................ 21
5.1      Conduct of Business by CPI and CII Pending the Merger............................ 21
5.2      No Other Bids for CPI............................................................ 24
5.3      Lines of Business and Capital Expenditures....................................... 24
5.4      Accounting Methods............................................................... 25
5.5      Other Actions.................................................................... 25
5.6      Conduct of Business by Merger Sub................................................ 25

ARTICLE 6 - Additional Agreements......................................................... 25
6.1      Action of Shareholders........................................................... 25
6.2      Expenses......................................................................... 25
6.3      Notification of Certain Matters.................................................. 25
6.4      Access to Information............................................................ 26
6.5      Shareholder Claims............................................................... 26
6.6      Taking of Necessary Action....................................................... 26
6.7      Notice of Changes................................................................ 26
6.8      Press Releases................................................................... 26
6.9      Employee Matters................................................................. 26

ARTICLE 7 - Conditions to Merger.......................................................... 27
7.1      Conditions to Obligations of Each Party to Effect the Merger..................... 27
7.2      Additional Conditions to TBA's and Merger Sub's Obligations...................... 27
7.3      Additional Conditions to the Obligations of CPI and the Shareholders............. 29

ARTICLE 8 - Termination, Amendment and Waiver............................................. 31
8.1      Termination...................................................................... 31
8.2      Amendment........................................................................ 31
8.3      Waiver........................................................................... 31
8.4      Effect of Termination............................................................ 32

                               TABLE OF CONTENTS
                                  (continued)

                                                                                         Page
                                                                                         ----
ARTICLE 9 - Indemnification............................................................... 32
9.1      By TBA, Merger Sub, CPI and the Shareholders..................................... 32
9.2      Claims for Indemnification....................................................... 32
9.3      Defense by Indemnifying Party.................................................... 33
9.4      Payment of Indemnification Obligation............................................ 33

ARTICLE 10 - General Provisions........................................................... 33
10.1     Survival of Representations and Warranties....................................... 33
10.2     Effect of Due Diligence.......................................................... 34
10.3     Specific Performance............................................................. 34
10.4     Notices.......................................................................... 34
10.5     Interpretation................................................................... 35
10.6     Severability..................................................................... 35
10.7     Miscellaneous.................................................................... 35
10.8     Material Adverse Breach.......................................................... 36
10.9     Limitation of Liability.......................................................... 36

SCHEDULE 1  Disclosure Schedule

ANNEX I                    List of TBA SEC Documents
ANNEX II                   Shareholders of CPI

EXHIBIT A                  Form of Plan of Merger
EXHIBIT B                  Form of Promissory Notes
EXHIBIT C                  Form of Pledge Agreement
EXHIBIT D                  Form of Employment Agreements

                                MERGER AGREEMENT

         This MERGER AGREEMENT, dated as of August 11, 1998 (this "Agreement"), is by and among TBA Entertainment Corporation, a Delaware corporation ("TBA"), CPI Acquisition Corp., Inc., a Delaware corporation and wholly owned subsidiary of TBA (the "Merger Sub"), Richard S. Smith ("Smith"), Richard W. Perry ("Perry") and Pamela J. Furmanek ("Furmanek"), all individuals and shareholders of CPI (as defined below) (individually, a "Shareholder" and collectively, the "Shareholders"), and Corporate Productions, Inc., an Illinois corporation ("CPI").

                                    RECITALS

         WHEREAS, CPI owns one hundred percent (100%) of the outstanding equity securities of Corporate Incentives, Inc., an Illinois corporation ("CII");

         WHEREAS, TBA, Merger Sub, CPI and the Shareholders each desire for TBA to acquire all of the outstanding shares of CPI's capital stock pursuant to the Merger described below in Article 1, as a result of which CPI will become a wholly owned subsidiary of TBA; and

         WHEREAS, the Shareholders intend for the Merger to qualify as a "reorganization" pursuant to the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes the plan of reorganization;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the respective provisions of the Delaware General Corporation Law (the "DGCL") and the Illinois Business Corporation Act (the "IBCA"), CPI shall be merged with and into Merger Sub (the "Merger"), the separate existence of CPI (except as may be continued by operation of law) shall cease and Merger Sub shall continue as the surviving corporation under the name "Corporate Productions, Inc." Merger Sub, in its capacity as the corporation surviving the Merger, sometimes is referred to herein following the Effective Time as the "Surviving Corporation."

         1.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of Merger Sub and CPI (collectively, the "Constituent Corporations"), and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and every other interest of or belonging to or due to each of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without reversion or impairment and without any further act or deed; and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon, and all liabilities and obligations of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and the Surviving Corporation shall be the primary obligor therefor, all with the effect set forth in Sections 251 and 252 of the DGCL and Section 5/11.35 of the IBCA.

         1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 7 of this Agreement, and in no event later than the earlier of (a) five business days after such satisfaction or waiver or (b) July 31, 1998, if all such conditions have been satisfied or waived, the parties hereto will cause Articles of Merger, in such form as may be required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the DGCL and the IBCA to be filed with the Secretaries of State of the States of Delaware and Illinois, which shall include, as an exhibit, a Plan of Merger substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Merger shall be effective upon the filing of the Articles of Merger with the Secretaries of State of the States of Delaware and Illinois (the "Effective Time"). For the purposes of this Agreement, the term "Closing Date" shall mean the date on which all of the terms and conditions to the closing (the "Closing") of the Merger have been satisfied or waived in accordance with the terms of this Agreement. At the Closing (a) CPI and the Shareholders shall deliver to TBA and Merger Sub the various certificates, instruments and documents referred to in Section 7.2; (b) TBA and Merger Sub shall deliver to CPI and the Shareholders the various certificates, instruments and documents referred to in Section 7.3; (c) TBA shall deliver the Merger Consideration (hereinafter defined) to the Shareholders; and (d) TBA shall file the Articles of Merger with the Secretaries of State of the States of Delaware and Illinois.

         1.4 Charter and Bylaws; Directors and Officers. The charter (as amended as of the Effective Time to reflect the change of name) and bylaws of Merger Sub shall be the charter and bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its charter and bylaws until further amended. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Merger Sub) of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify.

         1.5 Consideration for Merger; Conversion of Securities; Issuance of TBA Shares. The total consideration payable to the Shareholders in respect of the Merger (the "Merger Consideration") shall be equal to Five Million Dollars ($5,000,000), subject to possible adjustment as provided in the Notes (hereinafter defined), and shall be paid or delivered to the Shareholders at the Closing as follows:

                  (a) TBA shall issue and deliver to the Shareholders certificates registered in the Shareholders' names representing the number of fully-paid and nonassessable shares of TBA common stock, $.001 par value per share ("TBA Common Stock"), equal to the amount set forth opposite such Shareholder's name on Schedule 1.5 divided by the Average Price (as defined below) (the "Common Stock Portion"). The total value of the Common Stock Portion shall equal an aggregate total of Two Million Dollars ($2,000,000);

                  (b) TBA shall deliver to the Shareholders by wire transfer to one or more accounts designated in writing by the Shareholders to TBA prior to the Closing cash in an amount equal to One Million Four Hundred Fifty Thousand Dollars ($1,450,000) (the "Cash Portion"). The Cash Portion shall be allocated among the Shareholders as specified in
         Schedule 1.5; and

                  (c) TBA shall deliver to the Shareholders promissory notes (the "Notes") in the initial aggregate principal amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000) (the "Note Portion"), subject to possible adjustment as set forth in the Notes, each Note substantially in the form of Exhibit B attached hereto (the "Form of Note"), allocated among the Shareholders as specified in Schedule 1.5, and secured by a pledge of the stock of CPI (pursuant to the form of Pledge Agreement attached hereto as Exhibit C) or other similar form of collateral to be approved by the Shareholders, such approval not to be unreasonably withheld.

                  (d) The term "Average Price" shall mean the average of the closing sale prices of TBA Common Stock reported by The Nasdaq Stock Market for each of the thirty (30) consecutive trading days ending five
         (5) trading days preceding the Closing Date, but not to be less than $4.425 per share.

                  (e) Schedule 1.5 may be amended unilaterally by the Shareholders at any time prior to the Closing so as to change the allocation of the total Merger Consideration among the Shareholders. Such amended Schedule must be signed by all of the Shareholders to be effective.

                  (f) No fraction of a share of TBA Common Stock will be issued to the Shareholders but in lieu thereof each Shareholder who would otherwise be entitled to receive fractional shares will be paid an amount in cash equal to the product of (A) the number of fractional shares to which such holder is otherwise entitled and (B) the Average Price. No interest shall be paid on such amount.

                  (g) Each share of CPI Common Stock (as defined below) held in the treasury of CPI shall automatically be cancelled and no shares of TBA Common Stock will be issued with respect thereto.

         1.6 Closing of CPI's Transfer Books. At the Effective Time, the stock transfer books of CPI shall be closed with respect to shares of CPI Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation, such certificates shall be exchanged as provided in Section 1.7 of this Agreement.



         1.7      Mechanics of Exchange of CPI Common Stock Certificates.

                  (a) After the Effective Time, each holder of an outstanding certificate that prior thereto represented shares of common stock, no par value per share (the "CPI Common Stock"), of CPI shall be entitled, upon surrender thereof to TBA, to receive such Shareholder's pro rata portion of the Cash Portion and the Note Portion of the Merger Consideration and (i) a certificate or certificates representing the number of whole shares of TBA Common Stock into which the shares of CPI Common Stock so surrendered shall have been converted and exchanged as aforesaid, in such denominations and registered in such names as such holder may request and (ii) any cash to which such holder may be entitled pursuant to Section 1.5(e). Until so surrendered, each such outstanding certificate that, prior to the Effective Time, represented shares of CPI Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of TBA Common Stock into which such shares of CPI Common Stock shall have been so converted and exchanged pursuant to Section 1.5 of this Agreement and the right to receive an amount in cash in lieu of the issuance of any fractional share of TBA Common Stock in accordance with Section 1.5(e) of this Agreement.

                  (b) All cash and shares of TBA Common Stock into which shares of CPI Common Stock shall have been converted and exchanged pursuant to
         Section 1.5 of this Agreement, including any cash paid in lieu of any fractional shares of TBA Common Stock in accordance with Section 1.5(e) of this Agreement, will be issued and delivered in full satisfaction of all rights pertaining to such exchanged shares and shall be fully-paid and nonassessable.

                  (c) If any certificate for shares of TBA Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such conversion and exchange will have paid to TBA any transfer or other taxes required by reason of the issuance of a certificate for shares of TBA Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of TBA that such tax has been paid or is not payable. Prior to the issuance of such certificate(s), the registered holder(s) thereof will be required to demonstrate to TBA's satisfaction that such transfer will be made in compliance with all applicable securities laws and will not adversely impact any exemption from the registration/qualification requirements of applicable securities laws to be relied upon in connection with the transactions contemplated hereby.

         1.8 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of CPI Common Stock shall have been lost, stolen or destroyed, TBA shall issue in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof, such shares of TBA Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.5 of this Agreement; provided, however, that TBA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s) to deliver a bond in such sum as TBA may reasonably direct as indemnity against any claim that may be made against TBA with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

         1.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take, and shall take, all such action.


                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF TBA AND MERGER SUB

         TBA and Merger Sub hereby represent and warrant to CPI as follows:

         2.1 Organization and Qualification. TBA has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted. Merger Sub has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. Each of TBA and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by TBA and Merger Sub and the consummation by TBA and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of TBA and Merger Sub and by TBA as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of TBA or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and Merger Sub and constitutes the valid and binding obligation of each such company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA or Merger Sub, the performance by TBA or Merger Sub of their obligations hereunder or the consummation of the transactions contemplated hereby by TBA or Merger Sub will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TBA or Merger Sub under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA or Merger Sub is a party or by which TBA or Merger Sub or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than in connection with filing Articles of Merger with the Secretaries of State of the States of Delaware and Illinois, filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act, filings made with the National Association of Securities Dealers, Inc. to list the shares of TBA Common Stock to be issued in connection with the Merger in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of TBA or Merger Sub for the consummation by TBA and Merger Sub of the transactions contemplated by this Agreement.

         2.3 TBA Stock and TBA SEC Documents. The TBA Common Stock is listed for trading on the National Market System of The Nasdaq Stock Market. TBA has furnished CPI with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TBA with the Securities and Exchange Commission ("SEC") since January 1, 1998 (the "TBA SEC Documents"), which are all the documents (other than preliminary materials) that TBA was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its date, each TBA SEC Document was in compliance, in all material respects, with the requirements of its form. The financial statements of TBA included in the TBA SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of TBA as at the dates thereof and the results of its operations and cash flows for the periods then ended.

         2.4 Liabilities of Merger Sub. Prior to the date hereof, Merger Sub has conducted no business operations and has incurred no liabilities.

         2.5 Certain Corporate Matters. Each of TBA and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. TBA and Merger Sub have each delivered to CPI true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and board of directors of TBA and Merger Sub are accurate and complete in all material respects. All material corporate actions taken by TBA and Merger Sub since their respective dates of incorporation have been duly authorized and/or subsequently ratified, as necessary. Neither TBA nor Merger Sub is in default under or in violation of any material provision of its charter or bylaws.

         2.6 Broker's Fees. Neither TBA nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

         2.7 Disclosure. The representations and warranties and statements of fact made by TBA in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Effective Time and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF CPI

         Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), CPI and CII hereby represent and warrant to TBA and Merger Sub as follows:

         3.1 Organization, Qualification and Corporate Power. Each of CPI and CII is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of CPI and CII is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Each of CPI and CII has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Each of CPI and CII has delivered to TBA true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of each of CPI and CII, the stock certificate books and the stock record books of each of CPI and CII are complete and correct in all material respects. The stock record books of each of CPI and CII and the shareholder lists of each of CPI and CII which each of CPI and CII has previously furnished to TBA are complete and correct in all respects and accurately reflect the record and beneficial ownership of all the outstanding shares of each of CPI's and CII's capital stock and all other outstanding securities issued by each of CPI and CII. All material corporate actions taken by each of CPI and CII since incorporation have been duly authorized and/or subsequently ratified as necessary. Neither CPI nor CII is in default under or in violation of any provision of its charter or bylaws. Neither CPI nor CII is in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         3.2 Capitalization. CPI's entire authorized capital stock consists of 2,000 shares of common stock, of which 947.36842 shares are issued and outstanding and 947.36842 shares will be issued and outstanding immediately prior to the Effective Time. CII's entire authorized capital stock consists of 1,000 shares of Common Stock of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Effective Time. All of the issued and outstanding shares of CPI Common Stock and the common stock of CII ("CII Common Stock") have been and, as of the Effective Time, will be duly authorized and are and, as of the Effective Time, will be validly issued, fully paid and nonassessable and have not been and, as of the Effective Time, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which either CPI or CII is a party or which are binding upon either CPI or CII providing for the issuance or transfer by either CPI or CII of additional shares of their respective capital stock and neither CPI nor CII has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of either CPI or CII. There are no voting trusts or any other agreements or understandings with respect to the voting of either CPI's or CII's capital stock. Upon consummation of the Merger, TBA will own the entire equity interest in CPI (and through its ownership of CPI, TBA will own the entire equity interest of CII) and neither CPI nor CII will have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. Annex II attached hereto sets forth a true accurate and complete list of all holders of capital stock of CPI and CII, the number of shares of capital stock held by each such person and the address of each such person. All capital stock, options, warrants and other securities issued by CPI and CII were issued in compliance, in all respects, with all applicable federal and state securities laws.

         3.3 Authorization of Transaction. CPI has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of CPI. No other corporate approval on the part of CPI (other than shareholder approval) will be necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by CPI and, upon approval hereof by the shareholders of CPI, will constitute the valid and binding obligation of CPI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by CPI, the performance by CPI of its obligations hereunder or the consummation of the transactions contemplated hereby by CPI will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of either CPI or CII under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which either CPI or CII is a party or by which either CPI or CII or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. Other than in connection with filing Articles of Merger with the Secretaries of State of the States of Delaware and Illinois, no notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by CPI of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. Except for CPI's ownership of one hundred percent (100%) of the outstanding equity securities of CII, CPI does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

         3.5 Financial Statements. CPI has delivered to TBA (a) unaudited balance sheets as of December 31, 1997 and 1996, (b) unaudited statements of operations for each of the years in the two-year period ended December 31, 1997,
(c) unaudited balance sheets as of March 31, 1998, and (d) unaudited statements of operations for the three (3) months ended March 31, 1998, for each of CPI and CII (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of CPI and CII as of such dates and the results of its operations and changes in financial position for such periods. Since December 31, 1994, there have been no changes in CPI's and CII's method of accounting for tax purposes.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since December 31, 1997, there has not been:

                  (a) any materially adverse change in the consolidated financial condition, results of operations or business of either CPI or CII;

                  (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of either CPI or CII, other than in the ordinary course of business;

                  (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of either CPI or CII;

                  (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of either CPI or CII or any redemption, purchase or other acquisition of any such shares;

                  (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of either CPI or CII (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                  (f) any incurrence of indebtedness or liability or assumption of obligations by either CPI or CII other than (i) those incurred in the ordinary course of business, (ii) those which do not exceed $5,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                  (g) any cancellation or compromise by either CPI or CII of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                  (h) any waiver or release by either CPI or CII of any right of any material value;

                  (i) except licenses of software made in the ordinary course of business, consistently with past practice, any sale, assignment, transfer or grant by either CPI or CII of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

                  (j) any material arrangement, agreement or undertaking entered into by either CPI or CII not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of either CPI or CII, other than in the ordinary course of business;

                  (k) any change made or authorized in the charter or bylaws of either CPI or CII;

                   (l) any issuance, sale or other disposition by either CPI or CII of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                  (m) any loan to or other transaction with any officer, director or shareholder of either CPI or CII giving rise to any claim or right of either CPI or CII against any such person or of such person against either CPI or CII;

                  (n) any payment to or other transaction with any officer, director or shareholder of either CPI or CII involving an amount in excess of $5,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

                  (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which either CPI or CII is a party or by which it is bound so as to affect, materially and adversely, the properties or business of either CPI or CII; or

                  (p) any other material transaction or commitment entered into other than in the ordinary course of business by either CPI or CII.

         3.7 Undisclosed Liabilities. Neither CPI nor CII has material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of CPI or CII since January 1, 1998 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. Neither CPI nor CII is indebted, directly or indirectly, to any person who is an officer, director or shareholder of either CPI or CII or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to either CPI or CII, except for advances made to employees of either CPI or CII in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. Neither CPI nor CII has any liability with respect to CPI's investment in Mary Pate Interiors.

         3.8 Tax Returns and Audits. For purposes of this Section 3.8, the term "Group" shall mean, individually and collectively, (i) CPI, (ii) CII, and (iii) any corporation or other entity for which either CPI or CII may be liable for taxes incurred by such corporation or other entity. The taxable year of the Group ends December 31. The Group has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and the Group is not required to pay any other taxes for such periods except as shown in such Tax Returns. Notwithstanding the preceding sentence, TBA acknowledges that CPI intends to file amended federal income tax returns as a result of information received during the audit of CPI by TBA. The income tax returns filed by the Group have not been, and are not being, to the knowledge of CPI, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of CPI or CII may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of the Group. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of CPI or CII, nor are there any pending or threatened examinations or tax claims asserted. The Group has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Except in jurisdictions in which CPI or CII voluntarily files tax returns, no claim has ever been made by a taxing authority that either CPI or CII is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by CPI or CII since January 1, 1994, have been delivered to TBA, and the same are listed in Section
3.8 of the Disclosure Schedule. Neither CPI nor CII is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Neither CPI nor CII is a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. CPI has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code (other than a group of which CPI is the common parent). All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Neither CPI nor CII is a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of CPI is a foreign person within the meaning of Section 1445(b)(2) of the Code. Neither CPI nor CII has made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor thereof). None of the assets and properties of CPI or CII is an asset or property that TBA or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to CPI or CII or any assets thereof. Neither CPI nor CII has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of CPI or CII, neither CPI nor CII has applications pending with any taxing authority requesting permission for any changes in any accounting method of CPI or CII, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor. Neither CPI nor CII has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Each of CPI and CII has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         3.9 Books and Records. The general ledgers and books of account of each of CPI and CII, all federal, state and local income, franchise, property and other tax returns filed by each of CPI and CII, with respect to its assets, and all other books and records of each of CPI and CII are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

         3.10 Real Property. Set forth in Section 3.10 of the Disclosure
Schedule is a complete and accurate list and a brief description of all real property owned or leased by CPI and CII. With respect to each lease so set forth, except as contemplated by this Agreement: (a) the lease has been validly executed and delivered by CPI or CII, as applicable, and, to the knowledge of CPI or CII, as applicable, by the other party or parties thereto and is in full force and effect; (b) neither CPI nor CII, as applicable, and, to the knowledge of CPI or CII, as applicable, any other party to the lease is in material breach or default, and no event has occurred on the part of CPI or CII, as applicable or, to the knowledge of CPI or CII, as applicable, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Merger; (d) neither CPI nor CII, as applicable, has repudiated and, to the knowledge of CPI or CII, as applicable, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         3.11 Tangible Property. CPI and CII have good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges.

         3.12 Intellectual Property.

                  (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by CPI and CII including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of CPI and CII and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i) CPI or CII, as applicable, is the sole and
                  exclusive owner and has the sole and exclusive right to use the item in the conduct of its business;

                           (ii) no proceedings have been instituted, are pending
                  or are threatened which challenge the validity, enforceability, use or ownership thereof;

                           (iii) the item (A) does not infringe upon or
                  otherwise violate the rights of others, (B) to the knowledge of CPI or CII, as applicable, is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                           (iv) no license, sublicense or agreement pertaining
                  to the item has been granted by CPI or CII, as applicable;

                           (v) Neither CPI nor CII has received any charge of
                  interference or infringement with respect to the item;

                           (vi) except in the ordinary course of business, CPI
                  or CII, as applicable, has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                           (vii) the transactions contemplated by this Agreement
                  will have no material adverse effect on the right, title and interest of CPI or CII, as applicable, in the item;

                           (viii) CPI or CII, as applicable, has taken all steps
                  which are commercially reasonable to protect the rights set forth in Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Effective Time so as to not materially adversely affect the validity or enforcement of such rights; and

                           (ix) CPI or CII, as applicable, has supplied TBA with
                  true and complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

                  (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which CPI or CII, as applicable, practices or uses that are material to CPI or CII, as applicable. With respect to each such item of intellectual property:

                           (i) any license agreement covering the item is a
                  valid and binding agreement, has been validly executed and delivered by CPI or CII, as applicable, and, to the knowledge of CPI or CII, as applicable, by the other parties thereto and is in full force and effect;

                           (ii) no event has occurred which constitutes a breach
                  of such license agreement, CPI or CII, as applicable, has not repudiated and, to the knowledge of CPI or CII, as applicable, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                           (iii) CPI or CII, as applicable, has supplied TBA
                  with a true and complete copy of the license agreement;

                           (iv) the transactions contemplated by this Agreement
                  will have no material adverse effect on the ability of CPI or CII, as applicable, to continue using or practicing each such item; and

                           (v) Neither CPI nor CII, as applicable, is aware of
                  any claim that the exercise of the rights granted to CPI or CII, as applicable, with respect to such item infringes upon the intellectual property rights of any third party.

                  (c) Neither CPI nor CII, as applicable, has infringed, misappropriated or otherwise violated any intellectual property rights of any third party. Neither CPI nor CII, as applicable, is aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of CPI or CII, as applicable, as now conducted or as presently proposed to be conducted.

                  (d) CPI and CII have taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by it.

         3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to TBA, to which CPI and/or CII is a party:

                  (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $5,000.00 per annum;

                  (b) any contract for the purchase or sale of supplies, products manufactured by CPI or CII or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $5,000.00;

                  (c) any joint venture agreement;

                  (d) any agreement or instrument under which either CPI or CII is or may become indebted for borrowed money;

                  (e) any noncompetition agreement;

                  (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of CPI or CII or on the prospects or the conduct of the business of CPI or CII;

                  (g) any standard form of license agreement; and

                  (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements of CPI or CII, as applicable. Neither CPI nor CII is, as applicable, and, to the knowledge of CPI or CII, as applicable, no other party is in breach or default, and no event has occurred on the part of CPI or CII, as applicable, or, to the knowledge of CPI or CII, as applicable, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Merger. CPI and CII have previously made available to TBA all of the material service agreements of CPI and CII with their customers. Neither CPI nor CII is a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this Section 3.13.

         3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of all suppliers of CPI and CII to whom CPI or CII made payments, during the fiscal year ended December 31, 1997, in excess of five percent of CPI's or CII's respective gross revenues, as applicable, as reflected in the Financial Statements for such year and all customers of CPI and CII that paid CPI or CII, during the fiscal year ended December 31, 1996, more than five percent of the gross revenues of either of CPI or CII as reflected in the Financial Statements for such year. Since December 31, 1996, no material customer of CPI or CII has notified CPI or CII that it will substantially decrease or cease doing business with CPI or CII.

         3.15 Notes; Accounts Receivable. As of the Effective Time, all notes payable to and accounts receivable of CPI and CII will be properly reflected on their respective books and records and will be valid receivables subject to no setoffs or counterclaims.

         3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by either CPI or CII.

         3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $5,000.00 or more) owned or used by CPI or CII is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes in all material respects. Each of CPI and CII owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

         3.18 Insurance. CPI and CII are insured under the policies listed in
Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by either CPI or CII under any of the Insurance Policies.

         3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) CPI or CII is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against CPI or CII; or (b) CPI or CII is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against CPI or CII is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of CPI or CII, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting CPI or CII or to which CPI or CII is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against CPI or CII.

         3.20 Employees. Each of CPI and CII has listed in Section 3.20 of the Disclosure Schedule and has furnished to TBA true and complete copies of: (a) any written employment agreements with officers and directors of CPI and CII; and (b) any written employment agreements with its employees which by their terms may not be terminated by CPI and CII, as applicable, at will or which grant severance payments. Neither CPI nor CII has entered into any similar oral employment agreements. To CPI's and CII's knowledge, no key employee or group of employees has any plans to terminate employment with CPI or CII. Neither CPI nor CII is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by CPI or CII to any shareholder, officer, director or employee of CPI or CII (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to CPI or CII or any guarantees by CPI or CII of any loan or obligation of any nature to which any such person is a party. Each of CPI and CII has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

         3.21 Employee Benefit Plans. Each of CPI and CII has listed in Section
3.21 of the Disclosure Schedule and has furnished to TBA true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by CPI or CII or to which CPI or CII is a party or otherwise is bound ("CPI/CII Employee Benefit Plans"). Except as required by law, neither CPI nor CII maintains or contributes or has ever maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. Neither CPI nor CII contributes or has any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and neither CPI nor CII has any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. Neither CPI nor CII maintains, contributes to or has any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. Neither CPI nor CII maintains, contributes to or has any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, CPI and CII have furnished to TBA true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports, and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by CPI or CII or with respect to which CPI or CII now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of CPI or CII is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in
Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. Neither CPI, CII, their respective directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject CPI or CII or their respective directors, officers and employees to liability under ERISA or any applicable law.

         3.22 Guarantees. Neither CPI nor CII is a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.23 Legal Compliance. Each of CPI and CII and each of their respective directors, officers and employees (the individuals only in their capacities as representatives of CPI or CII) has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against CPI or CII alleging a violation of any such laws or regulations. Each of CPI and CII holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted. Neither CPI nor CII, nor any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of either CPI or CII has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any applicable law, rule or regulation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either CPI or CII, or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of either CPI or CII.

         3.24 Certain Business Relationships. To the knowledge of CPI and CII, none of the present or former shareholders, directors, officers or employees of CPI or CII owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with CPI or CII, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of CPI or CII.

         3.25 Broker's Fees. Neither CPI nor CII nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

         3.26 Environment, Health and Safety. Neither CPI nor CII is in noncompliance with environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been held or commenced against either CPI or CII alleging any failure so to comply. Each of CPI and CII has obtained and been in compliance with all of the material terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, laws, and timetables which are contained in, all applicable environmental, health and safety laws.

         3.27 Disclosure. The representations and warranties and statements of fact made by CPI and/or CII in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects at the Effective Time and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Except as set forth in the correspondingly numbered section of the Disclosure Schedule, each Shareholder severally represents and warrants to TBA as to himself or herself only and not with respect to any other Shareholder as follows:

         4.1 Representations Regarding Shares of CPI.

         (a) Such Shareholder is the record and beneficial owner of and has good title to the shares of CPI Common Stock set forth opposite his or her name on Annex II attached hereto, free and clear of any and all restrictions, voting rights or agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Annex II attached hereto sets forth the number of all shares of capital stock of CPI owned by each of the Shareholders, and all such shares collectively represent all the issued and outstanding shares of CPI.

         (b) Such Shareholder has the full right, power and authority to enter into this Agreement.

         (c) Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder.

         (d) No broker or finder has acted for such Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Shareholder.

         4.2 Investment Representations.

                  (a) Such Shareholder is acquiring TBA Common Stock in the Merger for his or her own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling his or her shares.

                  (b) Such Shareholder has reviewed the representations concerning TBA contained in this Agreement and has made or has had the opportunity to make inquiry concerning TBA. Such Shareholder has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his or her investment in TBA, and he or she is able financially to bear the risks thereof. Such Shareholder is entering into the transactions contemplated herein based on his or her own assessments of the merits and risks, upon his or her own experience as an officer and/or shareholder of CPI and is not relying on any business plan, projections, valuations or other financial information provided to such Shareholder by TBA (other than the TBA SEC Documents). Such Shareholder further acknowledges and agrees that TBA and Merger Sub have made no assurances of any nature whatsoever regarding the future operations of TBA and Merger Sub and have made no guarantees as to the profitability of an investment therein. Shareholder further acknowledges that he or she is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

                  (c) Such Shareholder acknowledges that Surviving Corporation is a newly-formed entity with no history of operations.

                  (d) Such Shareholder understands that the certificates of TBA Common Stock to be issued to him or her pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to TBA is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

         4.3 Authorization. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each of the Shareholders is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

         The execution, delivery and performance by each of the Shareholders of this Agreement and the agreements provided for herein, and the consummation by each of the Shareholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to each of the Shareholders; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of such Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which such Shareholder is a party or by which such Shareholder or any of his or her properties is or, to the knowledge of such Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on CPI's and CII's financial condition or results of operation.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 Conduct of Business by CPI and CII Pending the Merger. Each of CPI and CII covenants and agrees that, prior to the Effective Time, unless TBA shall otherwise approve in writing (which approval will not be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement:

                  (a) Each of CPI and CII shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                  (b) Except for the acquisition by CPI of two hundred (200) shares of the capital stock of CII on July 1, 1998, neither CPI nor CII shall directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

                  (c) Neither CPI nor CII shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Neither CPI nor CII shall (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1998;

                  (e) Neither CPI nor CII shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                  (f) except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, and except in connection with the acquisition on July 1, 1998 by CPI of two hundred (200) shares of the capital stock of CII, neither CPI nor CII shall call any meeting of its shareholders and, with respect to any meeting of its shareholders called by CPI or CII, as applicable, shall provide to TBA copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                  (g) Each of CPI and CII shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (h) Each of CPI and CII shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of TBA regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and (iv) notify TBA of any emergency or other change in the normal course of their respective business or in the operation of their properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of CPI or CII, or to the ability of CPI, CII, Merger Sub or TBA to consummate the transactions contemplated by this Agreement;

                  (i) Each of CPI and CII shall deliver to TBA promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting CPI or CII (including the filing of any material litigation against CPI or CII or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of each of CPI or CII, as applicable, specifying the nature and period of the existence thereof and what actions CPI or CII has taken and proposes to take with respect thereto;

                  (j) Each of CPI and CII shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                  (k) Each of CPI and CII shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns;

                  (l) Each of CPI and CII shall have positive working capital at the Effective Time;

                  (m) Each of CPI and CII shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes; and

                  (n) Neither CPI nor CII shall enter into any contract (except for artist performances) requiring payments in excess of $5,000 or for a duration of more than one (1) year.

         For purposes of this Section 5.1, should TBA fail to approve in writing any action for which its approval is required pursuant to this Section 5.1 within three (3) business days after its receipt of a written request for approval in accordance with the notice requirements contained herein, the matter shall be deemed approved by TBA. Notwithstanding the foregoing, in the event "time is of the essence" with respect to a pending contract, the verbal approval by Greg Janese of Avalon Entertainment Group, Inc., a wholly-owned subsidiary of TBA, will be sufficient to satisfy this requirement provided a facsimile of the contract to be approved has been previously sent to Thomas Miserendino of TBA. Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by CPI or CII after the time TBA has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of CPI, CII, TBA and Merger Sub pursuant to this
Section 5.1 and Sections 7.2 and 7.3 of this Agreement.

         5.2 No Other Bids for CPI. CPI shall not, nor either authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, CPI to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than TBA) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, CPI or CII or other similar transaction or business combination involving CPI or CII (hereinafter collectively referred to as a "Third Party Offer"). Neither CPI nor CII will participate in any negotiations regarding, or furnish to any person or entity (other than TBA) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than TBA) to do or seek any of the foregoing. Each of CPI and CII will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use its best efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. Each of CPI and CII shall promptly notify TBA of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide TBA with all information that TBA may reasonably request with respect thereto.

         5.3 Lines of Business and Capital Expenditures. Unless approved in writing by TBA, each of CPI and CII covenants that it will not (a) enter into any new material line of business;

(b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         5.4 Accounting Methods. Unless approved in writing by TBA, each of CPI and CII covenants that it will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by CPI's independent accountants. Notwithstanding the provisions of the preceding sentence, each of CPI and CII will, at their expense, have their financial statements converted to accrual basis statements prepared in accordance with generally accepted accounting principles for the fiscal years ended 1996 and 1997 and for the quarter ended March 31, 1998. Expenses incurred by CPI and CII to comply with such conversion and any accounting and legal fees incurred in connection with the transactions contemplated by this Agreement, may be expensed in 1998, prior to Closing, up to the amount by which actual consolidated stockholders' equity of CPI and CII as of December 31, 1997, exceeds $245,000.

         5.5 Other Actions. Unless approved in writing by TBA, each of CPI and CII covenants that it shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of CPI and CII set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied.

         5.6 Conduct of Business by Merger Sub. Prior to the Effective Time, TBA covenants that Merger Sub will not conduct any business activities and will not incur any material liabilities.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Action of Shareholders. CPI shall take all action in accordance with the IBCA and its charter and bylaws to cause its shareholders promptly to consider and vote upon this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and shall take all other action necessary or, in the opinion of TBA, helpful, to secure a vote of CPI's shareholders in favor of adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

         6.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. All costs and expenses incurred by TBA and Merger Sub in connection with this Agreement shall be borne by TBA.

         6.3 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any

Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         6.4 Access to Information. From the date hereof to the Effective Time, each of CPI, CII, Merger Sub and TBA shall, and shall cause its respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto (including the Shareholders) complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         6.5 Shareholder Claims. CPI shall not settle or compromise any claim brought by any present, former or purported holder of any securities of CPI or CII in connection with the Merger prior to the Effective Time without the prior written consent of TBA.

         6.6 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, CPI, CII, Merger Sub and TBA shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of CPI, CII or TBA, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 6.6.

         6.7 Notice of Changes. Each of CPI, CII and TBA shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

         6.8 Press Releases. CPI and TBA shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.8 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         6.9 Employee Matters. TBA and CPI agree that all employees of CPI and CII immediately prior to the Effective Time shall be employed by the Surviving Corporation and CII, as applicable, immediately after the Effective Time at such level of pay which is mutually agreed upon between each employee and TBA, it being understood that TBA shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. In the event the CPI Employee Benefit Plans are not continued after the Effective Time, CPI employees will be eligible to participate in TBA's comparable employee benefit plans.


                                    ARTICLE 7

                              CONDITIONS TO MERGER

         7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) this Agreement and the Plan of Merger shall have been adopted and approved by the Board of Directors of CPI and by the vote of the shareholders of CPI holding at least a majority of the outstanding shares of CPI;

                  (b) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby; and

                  (c) the Shareholders shall have provided TBA with written agreements not to sell, assign, convey, encumber or otherwise transfer shares of TBA Common Stock acquired pursuant to this Agreement for a period of one year following the Closing Date, provided however, the Shareholders shall be entitled to assign and transfer all or a portion of their TBA Common Stock to employees of CPI or CII provided such employees enter into written agreements not to sell, convey, encumber or otherwise transfer such shares for the remainder of such one-year period.

         7.2 Additional Conditions to TBA's and Merger Sub's Obligations. The obligations of TBA and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions on or before the Effective Time:

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by CPI, CII or the Shareholders, the representations and warranties set forth in Articles 3 and 4 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule by CPI after the time TBA has signed this Agreement) will be true and correct as of the date hereof and at and as of the Effective Time, as though then made and as though the Effective Time were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) Each of CPI and CII shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement prior to the Effective Time, including, without limitation, all of its agreements contained in Article 6 of this Agreement;

                  (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control CPI or any portion of the assets of CPI or to prevent a breach of or a default under or a termination of any agreement material to CPI or CII to which CPI or CII is a party or to which any material portion of the assets of CPI or CII is subject, will have been obtained;

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of TBA to own, operate or control CPI or any material portion of the assets of CPI or the value of the assets of CPI;

                  (e) On or prior to the Effective Time, each of the Shareholders shall have entered into employment agreements with CPI or CII, as applicable, substantially in the form of Exhibit D attached hereto dated as of the Closing Date (the "Employment Agreements") and each Shareholder shall have terminated any employment, compensation, consulting, fee, services or other similar agreements payable to him or her, or to his or her affiliated entities, if any;

                  (f) At the Effective Time, CPI will have delivered to TBA and Merger Sub the following:

                           (i) a certificate executed on behalf of CPI by its
                  President stating that the conditions set forth in Sections 7.2(a) through 7.2(d) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by CPI's Board of Directors recommending the Merger and the Plan of Merger, authorizing the execution, delivery and performance of this Agreement, the Plan of Merger, and the other agreements contemplated hereby and thereby;

                           (iii) certified copies of the resolutions duly
                  adopted by CPI's shareholders approving the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                           (iv) good standing or comparable certificates for
                  each of CPI and CII from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of CPI and CII, dated not earlier than ten (10) days prior to the Effective Time;

                           (v) copies of all third party and governmental
                  consents (or other evidence satisfactory to TBA) that each of CPI and CII is required to obtain in order to effect the transactions contemplated by this Agreement;

                           (vi) a copy of each of CPI's and CII's charter
                  certified by the Secretary of State of the State of Illinois;

                           (vii) two copies of the Plan of Merger executed by
                  the President of CPI;

                           (viii) certificates evidencing the shares of CPI
                  Common Stock owned by the Shareholders for cancellation in connection with the Merger; and

                           (ix) such other documents as TBA or Merger Sub may
                  reasonably request in connection with the transactions contemplated hereby;

                  (g) All proceedings to be taken by CPI in connection with the consummation of the Merger at the Effective Time and the other transactions contemplated hereby and all documents required to be delivered by CPI and CII in connection with the Merger and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA and Merger Sub.

         7.3 Additional Conditions to the Obligations of CPI and the Shareholders. The obligations of CPI and the Shareholders to effect the Merger are subject to the satisfaction of the following conditions on or before the Effective Time;

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by TBA and Merger Sub, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Effective Time, as though then made and as though the Effective Time were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) TBA and Merger Sub shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by them under this Agreement prior to the Effective Time;

                  (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                  (d) At the Effective Time, TBA and Merger Sub will have delivered to CPI and the Shareholders the following:

                           (i) a certificate executed on behalf of each of TBA
                  and Merger Sub by its Chief Executive Officer stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by TBA's and Merger Sub's respective boards of directors recommending the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                           (iii) certified copies of the resolutions duly
                  adopted by Merger Sub's sole shareholder approving the Merger and the Plan of Merger and authorizing the execution, delivery and performance of this Agreement and the Plan of Merger;

                           (iv) good standing certificates for Merger Sub and
                  for TBA from the Secretary of State of the State of Delaware each dated not earlier than ten (10) days prior to the Effective Time;

                           (v) copies of all third party and governmental or
                  regulatory consents (or other evidence satisfactory to CPI) that TBA and Merger Sub are required to obtain in order to effect the transactions contemplated by this Agreement;

                           (vi) copies of Merger Sub's and TBA's charter
                  certified by the Secretary of State of the State of Delaware;

                           (vii) two copies of the Plan of Merger executed by
                  the appropriate officer of Merger Sub; and

                           (viii) such other documents as CPI or the
                  Shareholders may reasonably request in connection with the transactions contemplated hereby;

                  (e) All proceedings to be taken by TBA and Merger Sub in connection with the consummation of the Merger at the effective Time and all documents required to be delivered by TBA and Merger Sub in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to CPI and the Shareholders;

                  (f) Except as otherwise disclosed to CPI and the Shareholders, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control CPI or any portion of the assets of CPI and CII or to prevent a breach of or a default under or a termination of any agreement material to CPI and CII to which CPI and CII is a party or to which any material portion of the assets of CPI and CII is subject, will have been obtained; and

                  (g) The Employment Agreements will have been executed and delivered by the Effective Time and there will not have been any changes, amendments or modifications to, or terminations of, such agreements.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the Shareholders:

                  (a) by mutual consent of the Boards of Directors of TBA, Merger Sub and CPI;

                  (b) by either TBA or CPI if the Merger shall not have been consummated by July 31, 1998;

                  (c) by TBA if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of CPI, CII or the Shareholders with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                  (d) by CPI if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA or Merger Sub with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

         8.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         8.3 Waiver. At any time prior to the Effective Time, (a) TBA may (i) extend the time for the performance of any of the obligations or other acts of CPI and/or the Shareholders or (ii) waive compliance with any of the agreements of CPI and/or the Shareholders or with any conditions to its own obligations, and (b) CPI and/or the Shareholders may (i) extend the time for the performance of any of the obligations or other acts of TBA and/or Merger Sub or (ii) waive compliance with any of the agreements of TBA and/or Merger Sub or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

         8.4 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (b) the provisions of Section 6.8 and any confidentiality agreements by and between TBA and CPI will survive such termination.


                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 By TBA, Merger Sub, CPI and the Shareholders. TBA and Merger Sub on the one hand and CPI and the Shareholders on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by TBA, Merger Sub, CPI and the Shareholders in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                  (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                  (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                  (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         The Shareholders severally, in proportion to their respective interests in the Merger Consideration, agree to indemnify TBA for any breaches of any representation or warranty covenant, agreement or obligation of CPI made or contained, respectively, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, or any misrepresentation by CPI, as described in (a) through (c) above to the extent they constitute a Material Adverse Breach.

         9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

         9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.4 Payment of Indemnification Obligation. All indemnification by TBA, CPI or a Shareholder hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the consummation of the Merger for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or CPI Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation, warranty or covenant contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

         10.2 Effect of Due Diligence. No investigation by TBA or CPI into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         10.3 Specific Performance. TBA, CPI and the Shareholders understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of TBA, CPI and the Shareholders to consummate the Merger, that the Merger is a unique business opportunity for CPI, TBA, Merger Sub and the Shareholders and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, CPI, TBA, Merger Sub and the Shareholders agree that TBA and Merger Sub shall be entitled to obtain specific performance by CPI and the Shareholders of every such covenant and undertaking contained herein to be performed by CPI and the Shareholders and that CPI and the Shareholders shall be entitled to obtain specific performance from TBA and Merger Sub of each and every covenant and undertaking herein contained to be observed or performed by TBA or Merger Sub.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to TBA or Merger Sub:

                           TBA Entertainment Corporation
                           402 Heritage Plantation Way
                           Hickory Valley, Tennessee   38042
                           Attention:  Thomas J. Weaver III
                           Telecopy:      (901) 764-6107

                           with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention:     Randall E. Roberts, Esq.
                           Telecopy:      (214) 745-5390

                  (b)      if to CPI, CII or the Shareholders:

                           Corporate Productions, Inc.
                           1100 Jorie Blvd.
                           Oak Brook, Illinois 60523
                           Telecopy:      (630) 990-0457


                           with a copy to:


                           Loss, Pavone & Orel
                           2311 West 22nd Street
                           Suite 315
                           Oak Brook, Illinois 60523
                           Attention:     Louis V. Pavone, Esq.
                           Telecopy:      (630) 572-2299

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated May 7, 1998 among TBA and the Shareholders; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that TBA and Merger Sub may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve TBA and Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which TBA may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof. Courts within the State of Illinois will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $25,000 or (b) in the aggregate result in damages to the other party in excess of $50,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         10.9 Limitation of Liability. Neither TBA, CPI, CII, the Shareholders nor Merger Sub shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                                MERGER AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, TBA, Merger Sub, the Shareholders and CPI have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.


                                           TBA ENTERTAINMENT CORPORATION



                                           By:
                                               --------------------------------
                                                Thomas Jackson Weaver III,
                                                Chief Executive Officer


                                           CPI ACQUISITION CORP., INC.


                                           By:
                                               --------------------------------
                                                Thomas Jackson Weaver III,
                                                President


                                           CORPORATE PRODUCTIONS, INC.


                                           By:
                                               --------------------------------
                                                Richard S. Smith, President



                                           ------------------------------------
                                           RICHARD S. SMITH



                                           ------------------------------------
                                           RICHARD W. PERRY



                                           ------------------------------------
                                           PAMELA J. FURMANEK

Joined in, consented to and
acknowledged by:

Corporate Incentives, Inc.



By:
    -----------------------------------
         Pamela J. Furmanek, President

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE

                                  SCHEDULE 1.5

              ALLOCATION OF MERGER CONSIDERATION AMONG SHAREHOLDERS



                         Common Stock         Cash                Note
                           Portion           Portion             Portion            Total
                        -------------      -------------      -------------      -------------
Richard S. Smith        $1,161,111.20      $  841,806.00      $  899,861.18      $2,902,778.38
Richard W. Perry           738,888.80         535,694.00         572,638.82       1,847,221.62
Pamela J. Furmanek         100,000.00          72,500.00          77,500.00         250,000.00
                        -------------      -------------      -------------      -------------
                        $2,000,000.00      $1,450,000.00      $1,550,000.00      $5,000,000.00


                                     ANNEX I

                            LIST OF TBA SEC DOCUMENTS


1.       Annual Report on Form 10-KSB for the fiscal year ended December 31,
         1997;

2. Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998; and

3. Current Report on Form 8-K filed May 22, 1998, as amended by Form 8-K/A filed May 26, 1998.

                                    ANNEX II

                   SHAREHOLDERS OF CORPORATE PRODUCTIONS, INC.

                                                                     Number of      Certificate(s)
      Name                          Address                            Shares           Number           Date
      ----                          -------                            ------           ------           ----
Richard S. Smith              1100 Jorie Blvd.                             550            6            10/25/90
                              Oak Brook, Illinois 60521

Richard W. Perry              1100 Jorie Blvd.                             350            7            10/25/90
                              Oak Brook, Illinois 60521

Pamela J. Furmanek            1100 Jorie Blvd.                        47.36842            8            07/01/98
                              Oak Brook, Illinois 60521



                    SHAREHOLDER OF CORPORATE INCENTIVES, INC.

                                                                      Number of    Certificate(s)
          Name                      Address                            Shares          Number            Date
          ----                      -------                           ---------    --------------       -------

Corporate Productions, Inc.   1100 Jorie Blvd.                           800              2             9/18/87
                              Oak Brook, Illinois 60521

Corporate Productions, Inc.   1100 Jorie Blvd.                           200              3             7/01/98
                              Oak Brook, Illinois 60521

                                    EXHIBIT A

                             FORM OF PLAN OF MERGER

                                    EXHIBIT B

                            FORM OF PROMISSORY NOTES

                                    EXHIBIT C

                            FORM OF PLEDGE AGREEMENT

                                    EXHIBIT D

                          FORM OF EMPLOYMENT AGREEMENTS